Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143042

PROSPECTUS SUPPLEMENT No. 4, DATED July 30, 2007

(To Prospectus Dated May 17, 2007)

CYPRESS SEMICONDUCTOR CORPORATION

$600,000,000

(aggregate principal amount)

1.00% Convertible Senior Notes due September 15, 2009

and the Common Stock Issuable upon Conversion of the Notes

This Prospectus Supplement, together with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

The table captioned “Selling Securityholders” commencing on page 60 of the Prospectus is hereby amended to reflect the following additions and changes:

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold ($)	Percentage of Notes Outstanding (%)	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (%)(2)
American Skandia Trust	550,000	*	23,013	*
B.C. McCabe Foundation	45,000	*	1,883	*
Commissioners of the Land Office	475,000	*	19,874	*
Fore Convertible Master Fund Ltd.	9,000	*	377	*
Fore Erisa Fund Ltd.	1,000	*	42	*
Int’l Truck & Engine Corp. Non Contributory Retirement Plan Trust	275,000	*	11,506	*
Int’l Truck & Engine Corp. Retirement Plan for Salaried Employee’s Trust	150,000	*	6,276	*
Jeffries & Co., Inc.	700,000	*	29,289	*
KeySpan Foundation	25,000	*	1,046	*
KeySpan Insurance Company	70,000	*	2,929	*
Lord Abbett Investment Trust - LA Convertible Fund	1,720,000	*	71,967	*
Lord Abbett Series Fund - Bond Debenture Portfolio	250,000	*	10,460	*
Merrill Lynch Insurance Group Bond Debenture Portfolio	10,000	*	418	*
Met Investor Series Trust - Bond Debenture	1,700,000	*	71,130	*
Millennium Partners, L.P.	8,000,000	1.0	334,728	*
National Fuel & Gas Company Retirement Plan	200,000	*	8,368	*
NFS- SCI Funeral and Merchandise Fixed Common	95,000	*	3,975	*
NYC Teachers’ Variable Annuity Fund	675,000	*	28,243	*
Philadelphia Board of Pensions	260,000	*	10,879	*
Total Fina Elf Finance USA, Inc.	125,000	*	5,230	*
Vermont Mutual Insurance Company	45,000	*	1,883	*
Wachovia Bank, NA, as Trustee for the SCI Cemetary Merchandise Common Trust	70,000	*	2,929	*
Wachovia Bank, NA, as Trustee for the SCI Pre-Need Common Trust Fund	35,000	*	1,464	*
Whitebox Diversified Convertible Arbitrage Partners, LP	2,000,000	*	83,682	*

*	Less than 1%

(1)	Assumes conversion of all of the holder’s notes at an initial conversion rate of approximately 41.84 shares of our common stock for each $1,000 principal amount of notes, or $23.90, subject to adjustment under certain circumstances as described under “Description of the Notes — Conversion.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 151,188,267 shares of common stock outstanding as of May 1, 2007. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.